_________________, 2016
[Name]
Re:    Quarterly Performance Incentive Opportunity
Dear ________________:
This letter will confirm that you are eligible to participate in the C&J Energy Services, Ltd. (the “Company”) 2016 Senior Executive Incentive Plan (the “Plan”). Capitalized terms in this letter (this “Participation Agreement”) not herein defined shall have the meaning set forth in the Plan.
General Description. The Plan is a quarterly performance incentive plan that permits you and other eligible participants to earn and be paid a cash incentive (the “Quarterly Performance Incentive”). The term of the Plan begins January 1, 2016 and ends when terminated by the Company, subject to the additional terms set forth in the Plan. Your participation in the Plan is limited to a maximum of four fiscal quarters, and you will be eligible to participate in the Plan in the following fiscal quarters (each, an “Eligible Quarter”):

Eligible Quarter:	2Q2016	3Q2016	4Q2016
Time of Payment:	July, 2016	October, 2016	January, 2017

Quarterly Performance Incentive. Your Quarterly Performance Incentive is $[●]. You will earn a Quarterly Performance Incentive if and to the extent that (i) you are employed by the Company or its subsidiaries through the date on which the Quarterly Performance Incentive for the applicable Quarter is paid and (ii) the applicable Performance Goals established by the Committee for the applicable Quarter are achieved (which Performance Goals will be communicated to you promptly after they are established). In the event that your employment with the Company Group is terminated (for any reason) prior to the date on which the Quarterly Performance Incentive for the applicable Quarter is paid, you will forfeit your right to receive any portion of your Quarterly Performance Incentive for such Quarter.
First Quarter Quarterly Performance Incentive. Notwithstanding the foregoing, you will be paid a Quarterly Performance Incentive in the amount of $[●] in recognition of your services to the Company during the First Quarter, which will be paid to you no later than May 15, 2016; provided you remain an employee of the Company on such date (such Incentive, the “First Quarterly Incentive”). The First Quarterly Incentive, net of any required withholding taxes, shall remain subject to repayment in the event that either of the following events occurs:
(a) the Company terminates your employment for Cause or you terminate your employment without Good Reason (in each case, as such terms are defined in your Employment Agreement with the Company) prior to June 30, 2016; or

(b) you fail to execute a release of claims against the Company, or the release does not become effective, in each case, by June 10, 2016.
Administration. The Plan and this Participation Agreement shall be administered by the Committee. All calculations and determinations made by the Committee with respect to this Participation Agreement and your Quarterly Performance Incentive opportunity will be final and binding on you and the Company. In the event of a conflict between the terms of this Participation Agreement and the Plan, the Plan shall control in all respects.
We are pleased to be able to offer this Quarterly Performance Incentive opportunity to you and truly appreciate your dedication and commitment to the Company and its affiliates. If you have further questions about this plan please contact your HR leadership. We are excited about the future and look forward to our success together.
A signature page follows this letter.

Very turly yours,
C&J ENERGY SERVICES LTD.

Name:____________________
Title:____________________

ACCEPTED BY:
____________________

[Name]

Signature Page to Participation Agreement